Exhibit 3.1

FORM OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CARROLS RESTAURANT GROUP, INC.

Carrols Restaurant Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY as follows:

1. The name of the Corporation is Carrols Restaurant Group, Inc.

2. The Certificate of Incorporation of the Corporation originally filed under the name Carrols Holdings Corporation with the Secretary of State on September 15, 1986, was restated pursuant to the Restated Certificate of Incorporation filed with the Secretary of State on December 22, 1986, was amended pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on August 18, 1993, was further amended pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on February 20, 1997, was further amended pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on November 3, 1999, was further amended pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on September 20, 2001, was further amended pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on October 5, 2004, was further amended pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on October 20, 2004 and was further amended pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on November 21, 2006.

3. The Board of Directors of the Corporation and the stockholders of the Corporation adopted resolutions, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), authorizing the amendment and restatement of the Certificate of Incorporation of the Corporation as follows:

FIRST: Name. The name of the Corporation is Carrols Restaurant Group, Inc.

SECOND: Registered Office. The registered office and registered agent of the Corporation in the State of Delaware is the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: Purposes. The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 120,000,000 shares, consisting of 20,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), and 100,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”).

(A) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors (the “Board”) of the Corporation is hereby authorized to create and provide for the issuance of shares of Preferred Stock in series and, by filing a certificate (hereinafter referred to as a “Preferred Stock Designation”), pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The designation of the series, which may be by distinguishing number, letter or title;

(2) The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(3) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate, if any, of the series;

(4) The date or dates at which dividends, if any, shall be payable;

(5) The redemption rights and price or prices, if any, for shares of the series;

(6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8) Whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates and provisions for any adjustments to such prices or rates, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(9) The ranking of such series with respect to dividends and amounts payable on the Corporation’s liquidation, dissolution or winding-up, which may include provisions that such series will rank senior to the Common Stock with respect to dividends and those distributions;

(10) Restrictions on the issuance of shares of the same series or of any other class or series;

(11) Whether the Preferred Stock of a series shall have voting rights, in addition to the voting rights provided by law, and the terms of such voting rights, if any, of the holders of shares of the series; and

(12) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board shall determine.

(B) Common Stock. The following is a statement of the powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock:

(1) Dividends. Subject to the rights of the holders of Preferred Stock, holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation, other securities or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(2) Voting Rights. Except as otherwise provided by law or in a Preferred Stock Designation, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The holders of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation as then in effect or the Bylaws of the Corporation, as then in effect (the “Bylaws”), or upon which a vote of stockholders is otherwise duly called for by the Corporation. At every meeting of the stockholders of the Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name in the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders. There shall be no cumulative voting in the election of directors.

(3) Liquidation or Dissolution. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment of or provision for all liabilities of the Corporation and the amounts, if any, required to be paid to the holders of Preferred Stock, if any, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this paragraph (3), unless otherwise provided with respect to any series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

(C) Record Holders. The Corporation shall be entitled to treat the person in whose name any share of its capital stock is registered on the stock transfer books of the Corporation as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

(D) Stock Split.

(1) Immediately upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock then outstanding shall be, without further action by the Corporation or any of the holders thereof, changed and converted into a number of shares of Common Stock equal to that number determined by multiplying each outstanding share of Common Stock by 11.288 (the “Stock Split Factor”). The par value of the Common Stock after such stock split shall be $.01 per share.

(2) No fractional shares shall be issued in connection with the stock split. A holder of Common Stock who immediately prior to the Effective Time owns a number of shares of Common Stock which is not evenly divisible by the Stock Split Factor shall receive, in lieu of any fraction of a share of Common Stock resulting from the conversion of Common Stock described above in paragraph (1) to which such holder would otherwise be entitled, a cash payment equal to the product of (i) such fraction of a share of Common Stock and (ii) the initial public offering price per share of the Common Stock in the Corporation’s initial public offering of Common Stock pursuant to the Corporation’s Registration Statement on Form S-1 (Registration No. 333-137524) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. All shares of Common Stock (including fractions thereof) issuable upon the conversion of Common Stock described above in paragraph (1) to a holder thereof shall be aggregated for purposes of determining whether the conversion would result in a holder of shares of Common Stock holding a fractional share of Common Stock.

(3) The conversion of Common Stock into such new number of shares of Common Stock will be deemed to occur at the Effective Time, regardless of if or when any certificates previously representing such shares of Common Stock are physically surrendered to the Corporation in exchange for Certificates representing such new number of shares of Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Common Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Common Stock as determined in paragraph (1), automatically represent from and after the Effective Time that number of shares of Common Stock equal to the number of shares shown on the face of the certificate multiplied by the Stock Split Factor.

(4) The Corporation shall not close its books against the transfer of the Common Stock issued or issuable upon conversion pursuant to paragraph (1) above in any manner which interferes with the timely conversion of the Common Stock. All shares of Common Stock which are so issuable shall, when issued, be duly authorized and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion pursuant to paragraph (1) above.

FIFTH: Bylaws; Accounts and Books. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized:

(1) to adopt, amend, repeal or change the Bylaws; provided, however, that the Bylaws or any provision therein may also be adopted, amended, repealed or changed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock (as defined below), voting together as a single class; and

(2) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts, books and documents of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in this Certificate of Incorporation as then in effect or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

For purposes of this Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

SIXTH: (A) Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

(B) Special Meetings of Stockholders. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders of the Corporation may be called only by the Board or the chief executive officer of the Corporation for any purpose and by the secretary of the Corporation if directed by the Board. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the Corporation’s notice of meeting.

(C) No Stockholder Action by Written Consent. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

SEVENTH: Limited Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Indemnification.

(A) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) of this Article Eighth with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this paragraph (A) of this Article Eighth shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advance of Expenses”); provided, however, that an Advance of Expenses incurred by an Indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this paragraph (A) of this Article Eighth or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

(B) Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or Advance of Expenses under paragraph (A) of this Article Eighth shall be made promptly, and in any event within forty-five days (or, in the case of an Advance of Expenses, twenty days, provided that the director or officer has delivered the Undertaking contemplated by paragraph (A) of this Article Eighth), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Eighth is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or Advance of Expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an Advance of Expenses, twenty days, provided that the director or officer has delivered the Undertaking contemplated by paragraph (A) of this Article Eighth), the right to indemnification or advances as granted by this Article Eighth shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the Advance of Expenses where the Undertaking required pursuant to paragraph (A) of this Article Eighth, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to paragraph (A) of this Article Eighth shall be the same procedure set forth in this paragraph (B) for directors or officers, unless otherwise set forth in the action of the Board providing indemnification for such employee or agent.

(C) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

(D) Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “Subsidiary” for this Article Eighth) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(E) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a Subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, Advance of Expenses and other rights contained in this Article Eighth in entering into or continuing such service. The rights to indemnification and to the Advance of Expenses conferred in this Article Eighth shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(F) Non-Exclusivity of Rights. The rights to indemnification and to the Advance of Expenses conferred in this Article Eighth shall not be exclusive of and shall not limit any other right which any person may have or hereafter acquire under this Certificate of Incorporation as then in effect or under any statute, by-law, agreement, instrument, vote of stockholders or disinterested directors or otherwise.

(G) Merger or Consolidation. For purposes of this Article Eighth, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Eighth with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

(H) Savings Clause. If this Article Eighth or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under paragraph (A) of this Article Eighth as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Eighth to the full extent permitted by any applicable portion of this Article Eighth that shall not have been invalidated and to the full extent permitted by applicable law.

NINTH: Board of Directors. (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board which shall consist of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by an affirmative vote of a majority of the Board. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. Class I directors shall be originally elected for a term expiring at the first annual meeting of stockholders occurring after the Effective Time, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each such succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected by a plurality vote of all votes cast at such meeting, to hold office for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board that results from an increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification or removal from office or any other cause shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill a vacancy in the Board resulting from death, resignation, disqualification or removal from office or any other cause shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and either by majority of the entire Board or the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding Voting Stock, voting together as a single class.

(B) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation as then in effect (including any Preferred Stock Designation) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Ninth unless expressly provided by such terms.

(C) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

TENTH: Amendment. Notwithstanding any provisions of this Restated Certificate of Incorporation to the contrary, Section (1) of Article Fifth, Sections (B) and (C) of Article Sixth, Article Seventh, Article Eighth, Article Ninth and this Article Tenth shall not be amended or repealed and no provision inconsistent therewith or herewith shall be adopted without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

4. Each of Article FIFTH, Article SIXTH (C), Article NINTH, and Article TENTH of this Restated Certificate of Incorporation shall become effective and operative at the Time of Closing. As used herein, the term “Time of Closing” shall mean the time as of which the underwriters for the Corporation’s initial public offering of the Corporation’s Common Stock pursuant to the Corporation’s Registration Statement on Form S-1 (Registration No. 333-137524) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, shall have paid for all of the shares of Common Stock that they are obligated to purchase pursuant to the related underwriting agreement, excluding any shares that they underwriters may have an option to purchase pursuant to the over-allotment option.

5. This amendment and restatement of the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by a majority of the Corporation’s stockholders in accordance with Section 228 of the DGCL.

* * *

IN WITNESS WHEREOF, said Carrols Restaurant Group, Inc. has caused this Certificate to be signed by Joseph Zirkman, its Vice President this      day of             , 2006.

CARROLS RESTAURANT GROUP, INC.

By:
Joseph Zirkman
Vice President

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